Exhibit 5.1

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Joel L. Rubinstein Attorney at Law jrubinstein@mwe.com +1 212 547 5336

December 17, 2013

Global Eagle Entertainment Inc.

4353 Park Terrace Drive

Westlake Village, California 91361

Ladies and Gentlemen:

We have acted as counsel to Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company under the Securities Act of an aggregate of $11,306,982 of shares (the “Additional Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (Registration No. 333-188121) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 22, 2013.

We have examined the originals, or duplicates or certified or conformed copies, of the Registration Statement, the Prior Registration Statement and such other corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, the Registration Statement will have become effective pursuant to Rule 462(b) promulgated under the Securities Act, a supplement (a “Prospectus Supplement”) to the prospectus contained in the Prior Registration Statement (the “Prospectus”) will have been prepared and filed with the Commission describing the Additional Shares offered thereby and all Additional Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Prior Registration Statement and the applicable Prospectus Supplement. The opinion set forth below is limited to the Delaware General Corporation Law.

Global Eagle Entertainment Inc.

December 17, 2013

Based upon the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, when the Shares have been issued and delivered in the manner contemplated by the Registration Statement and the applicable Prospectus Supplement and applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, and upon receipt by the Company of the consideration therefor, the Additional Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP